EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Employment Agreement”), is made and entered into as of October 19, 2020 (the “Commencement Date”), by and between Quest Resource Management Group, LLC, a Delaware limited liability company (the “Company”), and Alan Allred (the “Executive”).

In consideration of the mutual covenants and agreements set forth below and in consideration of the Purchase Agreement, it is hereby covenanted and agreed by the Company and the Executive as follows:

1.                  Employment, Duties and Employment Term.

(a)               During the Employment Term, Executive shall serve as a Vice President of the Multi-Family Division of the Company and will report to the Chief Executive Officer (“CEO”) of the Company and shall perform the duties assigned to him by the CEO and/or the Board.

(b)               During the Employment Term, Executive shall devote substantially all of Executive’s business time, energy, business judgment, knowledge and skill and Executive’s best efforts to the performance of Executive’s duties with the Company; provided, that the foregoing shall not prevent Executive from (i) serving on the boards of directors of non-profit organizations, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing Executive’s passive personal investments (including the winding down of Green Remedies) so long as such activities, individually or in the aggregate, do not interfere or conflict with Executive’s duties hereunder or create a potential business or fiduciary conflict.

(c)               The Company agrees to employ Executive pursuant to the terms of this Agreement, and Executive agrees to be so employed, for the Initial Term. Following the end of the Initial Term, the term of this Agreement shall be automatically extended for successive one (1)-year periods (each such period, an “Extension Term”), provided, however, that either party hereto may elect not to extend this Agreement by giving written notice to the other party at least sixty (60) days prior to the end of the Initial Term or an Extension Term, as applicable.  Notwithstanding the foregoing, Executive’s employment hereunder may be earlier terminated in accordance with the express terms and conditions hereof. Following the expiration of the Employment Term, Executive’s employment will be entirely “at-will,” and will not be covered by this Agreement (except for the applicable restrictive covenant provisions, which are intended to survive expiration of the Agreement in all cases).

2.       Compensation. Subject to the terms and conditions of this Employment Agreement, during the Employment Term, the Executive shall be compensated by the Company for his services as follows:

(a)               Base Salary. The Company shall pay to Executive an annual base salary of $175,000 (the “Base Salary”), less applicable withholdings and deductions, in accordance with the Company’s normal payroll procedures. Such Base Salary shall be reviewed periodically by the Board and may be increased if the nature of the services provided by Executive changes or increases.

(b)               Bonus. The Executive shall receive a guaranteed annual bonus of $65,000 (the “Bonus”), less applicable withholdings and deductions, which shall be prorated for his first year of employment. The Bonus shall be paid at the same time that other year-end or cash incentive bonuses to executives are paid so long as Executive is employed at the time such bonuses are paid, subject to Section 4 herein. The Bonus payout will generally be made following the conclusion of the fiscal year audit, which typically occurs no later than March 31 of the following year.

(c)               Equity Awards. Executive shall be eligible to receive a discretionary annual grant in the form of an option to purchase shares of the Company’s Common Stock as would equal $25,000, pursuant to the Company’s 2012 Incentive Compensation Plan, as amended from time to time (the “Equity Plan”), and a grant agreement (each such grant, an “Option Award”). Such options shall be in accordance with the terms of the Equity Plan and a grant agreement and at the discretion of the Board. The number of options to be granted pursuant to the Option Award shall be calculated based on a per share price equal to the closing price of the Company’s Common Stock on the grant date and will vest over three years.

(d)               Benefits; Perquisites. The Executive shall be eligible to participate in eligible group medical, dental and 401(k) plans maintained by the Company on substantially the same terms and conditions as other executives of the Company. The Executive shall be entitled to vacation in accordance with the Company’s standard vacation policy extended to employees of the Company generally, at levels commensurate with Executive’s position. The Executive shall be entitled to any other benefits and perquisites, including an auto allowance, on substantially the same terms and conditions as may be awarded to the executives of the Company from time to time. The Executive shall be entitled to prior service credit for his employment with Green Remedies for the purpose of participation in the plans described in this Section.

(e)               Expenses. The Executive shall be reimbursed by the Company for all reasonable business expenses incurred or paid by the Executive during the Employment Term in the performance of his services under this Employment Agreement in accordance with the Company’s reimbursement policy and to the extent that such expenses do not exceed the amounts allocable for such expenses in budgets that are approved from time to time by the Company. In order that the Company reimburse the Executive for such allowable expenses, the Executive shall furnish to the Company, in a timely fashion, the appropriate documentation required by the Internal Revenue Code in connection with such expenses and shall furnish such other documentation and accounting as the Company may from time to time reasonably request.

3.       Termination.

(a)       Termination at the Company’s Election.

(i)                 For Good Cause. At the election of the Company, Executive’s employment may be terminated for Good Cause immediately upon written notice to Executive.

(ii)              Upon Disability, Death or Without Cause. At the election of the Company, Executive’s employment may be terminated without Cause: (A) should Executive become Disabled, (B) upon Executive’s death (“Death”); or (C) upon thirty (30) days’ written notice to Executive for any other reason or for no reason at all (“Without Cause”).

(b)       Termination by Executive. Notwithstanding anything contained elsewhere in this Employment Agreement to the contrary,

(i)       Executive may terminate his employment hereunder at any time and for any reason whatsoever or for no reason at all in Executive’s sole discretion by giving thirty (30) days’ written notice to the Company (“Voluntary Resignation”) in which event the Company may accelerate the date of termination at any time prior to the expiration of the thirty (30) day period; and

(ii)        Executive may terminate his employment hereunder for Good Reason.

4.       Payments Upon Termination of Employment.

(a) Result of Termination by Employer for Good Cause or by Employee’s Voluntary Resignation. Upon the termination of the Executive’s employment, the Company shall pay or provide to Executive: (i) his Base Salary accrued up to and including the date of termination or resignation, paid within thirty (30) days or at such earlier time required by applicable law; (ii) accrued, unused vacation time, paid in accordance with the Company’s written policies and applicable law; (iii) unreimbursed expenses, paid in accordance with this Employment Agreement and the Company’s written policies; and (iv) accrued benefits under any Company benefit plan, paid pursuant to the terms of such benefit plan (collectively, the “Accrued Compensation”). The Accrued Compensation shall be in addition to all other rights and remedies of the Executive as a consequence of such termination and the Executive shall not be required to mitigate the amount of any damages by seeking other employment or otherwise.

(b) Result of Termination by Employer Without Good Cause or by Employee for Good Reason. In the event that Employer terminates Employee’s employment with Employer other than for Good Cause or Employee terminates Employee’s employment with Employer for Good Reason, (A) Employer shall pay Employee’s base salary for a period of 12 months following the effective date of such termination; (B) Employer shall pay to Employee an amount equal to the average of Employee’s cash bonus paid for each of the two fiscal years immediately preceding Employee’s termination, such amount to be paid and received upon the effective date of the termination (provided such termination constitutes a “separation from service” from Employer within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), and (C) Employer shall either (i) provide coverage under Employer’s medical plan, to the extent provided for Employee on the date of termination on the effective date of the termination, such benefits to be received over a period of 12 months after the effective date of the termination or (ii) provide reimbursement for the COBRA premium for such coverage through the earlier of the 12-month period after the effective date of the termination or the COBRA eligibility period. The amounts payable under Sections 4(b)(A), (B), and, if applicable, (C), shall be paid on Employer’s regular payroll schedule commencing on the first such payment date coincident with or following Employee’s “separation from service” from Employer within the meaning of Section 409A of the Code, and shall be treated as a series of separate payments under Treasury Regulations Section l.409A-2(b)(2)(iii).

5.                  Restrictive Covenants. The Executive acknowledges and agrees that (i) the Executive has a major responsibility for the operation, development and growth of the Company’s Multi-Family business; (ii) the Executive’s work for the Company will bring him into close contact with Confidential Information (defined below) of the Company and its clients; and (iii) the agreements and covenants contained in this Section are essential to protect the legitimate business interests of the Company and that the Company will not enter into this Employment Agreement but for such agreements and covenants. Accordingly, the Executive covenants and agrees to the following:

(a)               Confidential Information.

(i)       Executive understands that during his employment, he may have access to unpublished and otherwise confidential information both of a technical and non-technical nature, relating to the business of the Company or any of its parents, subsidiaries, divisions, affiliates (collectively, “Affiliated Entities”), or clients, including without limitation any of their actual or anticipated business, research or development, any of their technology or the implementation or exploitation thereof, including without limitation information Executive and others have collected, obtained or created, information pertaining to clients, accounts, vendors, prices, costs, materials, processes, codes, material results, technology, system designs, system specifications, materials of construction, trade secrets or equipment designs, including information disclosed to the Company or any of its Affiliated Entities by others under agreements to hold such information confidential (collectively, the “Confidential Information”). Executive agrees to observe all policies and procedures of the Company and its Affiliated Entities concerning such Confidential Information. Executive further agrees not to disclose or use, either during his employment or at any time thereafter, any Confidential Information for any purpose, including without limitation any competitive purpose, unless authorized to do so by the Company in writing, except that he may disclose and use such information in the good faith performance of his duties for the Company. Executive’s obligations under this Employment Agreement will continue with respect to Confidential Information, whether or not his employment is terminated, until such information becomes generally available from public sources through no fault of Executive or any representative of Executive. Notwithstanding the foregoing, however, Executive shall be permitted to disclose Confidential Information as may be required by a subpoena or other governmental order, provided that he first notifies the Company of such subpoena, order or other requirement and that the Company has the opportunity to obtain a protective order or other appropriate remedy and “Confidential Information” does not include information that is or becomes generally available to the public other than as a result of a disclosure by the Executive in violation of this Agreement.

(ii)       During Executive’s employment, upon the Company’s request, or upon the termination of his employment for any reason, Executive will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, e-mail, apparatus, laptops, computers, smartphones, tablets or other PDAs, hardware, software, drawings, blueprints, and any other material of the Company or any of its Affiliated Entities or clients, including all materials pertaining to Confidential Information developed by Executive or others, and all copies of such materials, whether of a technical, business or fiscal nature, whether on the hard drive of a laptop or desktop computer, in hard copy, disk or any other format, which are in his possession, custody or control.

(b)               Non-Competition; Non-Solicitation.

(i)                 During the longer of (A) Executive’s employment with the Company or its Affiliated Entities and for twenty-four (24) months following the termination thereof for any reason (the “Restricted Period”) or (B) three years from the Commencement Date, the Executive shall not, within the Territory (as defined below) directly or indirectly, (i) establish, own, manage, operate, control, acquire, finance, invest in or otherwise engage or participate in any business, operation or activity that competes with or is substantially similar to the Company (a “Competing Business”), (ii) enter the employ of, or render any personal services to or for the benefit of, or act as an agent or representative of, or receive remuneration in the form of salary, commissions or otherwise from, any entity which is engaged in a Competing Business or (iii) disclose any non-public information regarding the Business to a Competing Business, or use such information for the benefit of a Competing Business, provided, however, that Executive may own, directly or indirectly, solely as a passive investment, securities of any business traded on any national securities exchange (“Public Business”), provided Executive is not a controlling person of, or a member with control of a group that controls, such “Public Business”, which for purposes of this Agreement, “control” shall mean more than 10% of the outstanding securities of such Public Business; and Shareholder is not excluded from directly or indirectly, owning, controlling, acquiring, financing, or investing in any business that is not a “Competing Business” (“Non-Competing Business”) and upon termination of Employment may fully participate without limitation in any business, operation or activity of any “Non-Competing Business”. For the sake of clarity, a “Non-Competing Business” may engage in, but not be limited to, business that would qualify as a subcontractor or supplier of services or products utilized by Company, whether or not Company utilizes products or services from such “Non-Competing Business” and Executive shall be required to notify the Company’s CEO thirty (30) days in advance of any participation in any Non-Competing Business to allow Company the opportunity to object based on any actual or potential conflict of interest.

(ii)              Throughout the Restricted Period, the Executive shall not solicit for business or accept the business of, any person or entity who is, or was at any time within the previous twelve (12) months, a Customer (as defined below) of the Company or any of its Affiliated Entities.

(iii)            Throughout the Restricted Period, the Executive shall not, directly or indirectly, employ, solicit, for employment, or otherwise contract for or hire, the services of any individual who is then an employee or service provider of or consultant to the Company or any of its Affiliated Entities or who was an employee of the Company or any of its Affiliated Entities during the twelve (12) month period preceding the termination of his employment.

(iv)             Throughout the Restricted Period, the Executive shall not take any action that could reasonably be expected to have the effect of encouraging or inducing any employee, consultant, service provider, representative, officer, or director of the Company or any of its Affiliated Entities to cease their relationship with the Company or any of its Affiliated Entities for any reason.

(v)               For purposes of this Employment Agreement, the term “Territory” shall mean throughout the area comprising the Company’s or any of its Affiliated Entities, as applicable, market for its services and products within which area Executive was materially concerned during the twelve (12) month period prior to the termination of Executive’s employment.

(vi)             For purposes of this Employment Agreement, the term “Customer(s)” shall mean any individual, corporation, partnership, business or other entity, whether for-profit or not-for-profit, public, privately held, or owned by the United States government that is a business entity or individual with whom the Company or any of its Affiliated Entities has done business or with whom Executive has actively negotiated with during the twelve (12) month period preceding the termination of Executive’s employment.

(vii)          Executive and the Company agrees that in the event a court determines the length of time, territory or activities prohibited under this Employment Agreement are too restrictive to be enforceable, the court may reduce the scope of the restriction to the extent necessary to make the restriction enforceable.

6.                  Representations, Warranties and Covenants of the Executive.

(a)               No Restrictive Covenants. Executive represents and warrants to the Company that he is not subject to any agreement restricting his ability to enter into this Employment Agreement and fully carry out his duties and responsibilities hereunder. Executive hereby indemnifies and holds the Company harmless against any losses, claims, expenses (including reasonable attorneys’ fees), damages or liabilities incurred by the Company as a result of a breach of the foregoing representation and warranty.

(b)               Assignment of Intellectual Property.

(i)                 Executive will promptly disclose to the Company any idea, invention, discovery or improvement, whether patentable or not (“Creations”), conceived or made by him alone or with others at any time during his employment with the Company. Executive agrees that the Company owns any such Creations, and Executive hereby assigns and agrees to assign to the Company all moral and other rights he has or may acquire therein and agrees to execute any and all applications, assignments and other instruments relating thereto which the Company deems necessary or desirable. These obligations shall continue beyond the termination of his employment with respect to Creations and derivatives of such Creations conceived or made during his employment with the Company. The Company and Executive understand that the obligation to assign Creations to the Company shall not apply to any Creation which is developed entirely on his own time without using any of the Company’s equipment, supplies, facilities, and/or Confidential Information (“Executive Creations”) unless such Creation (i) relates in any way to the business or to the current or anticipated research or development of the Company or any of its Affiliated Entities, or (ii) results in any way from his work at the Company.

(ii)              In any jurisdiction in which moral rights cannot be assigned, Executive hereby waives any such moral rights and any similar or analogous rights under the applicable laws of any country of the world that Executive may have in connection with the Creations, and to the extent such waiver is unenforceable, hereby covenants and agrees not to bring any claim, suit or other legal proceeding against the Company or any of its Affiliated Entities claiming that Executive’s moral rights to the Creations have been violated.

(iii)            Executive agrees to reasonably cooperate with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks and other intellectual property rights (both in the United States and foreign countries) relating to such Creations. Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company, acting reasonably, may deem necessary or desirable in order to protect its rights and interests in any Creations. Executive further agrees that if the Company is unable, after reasonable effort, to secure Executive’s signature on any such papers, any officer of the Company shall be entitled to execute such papers as his agent and attorney-in-fact and Executive hereby irrevocably designates and appoints each officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Creations, under the conditions described in this paragraph, all to the exclusion of Executive’s Creations.

7.                  Remedies. The Executive acknowledges that the Company would be irreparably injured by a violation of the covenants contained in Sections 5 or 6, and agrees that the Company shall be entitled to an injunction restraining the Executive from any actual or threatened breach of the covenants contained in Sections 5 or 6, or to any other appropriate equitable remedy without bond or other security being required. Any such relief shall be in addition to and not in lieu of any appropriate relief in the way of monetary damages that the parties may seek in arbitration.

8.                  Waiver of Breach. The waiver by either the Company or the Executive of a breach of any provision of this Employment Agreement shall not operate as or be deemed a waiver of any subsequent breach by either the Company or the Executive. Any waiver must be in writing

9.                  Notice. Any notice to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given when received or, when deposited in the U.S. mail, certified or registered mail, postage prepaid:

(a)	to the Executive addressed as follows:

Alan Allred

P.O. Box 1599

Elon, North Carolina 27244-1599

With a copy to:

Nathan R. Adams

Pittman & Steele, PLLC

1694 Westbrook Avenue

Post Office Box 2290

Burlington, North Carolina 27215

(b)	to the Company addressed as follows:

Quest Resource Management Company, LLC

3481 Plano Parkway

The Colony, Texas 75056

Attention: Laurie L. Latham

with copies to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention: Elizabeth Gonzalez-Sussman, Esq. and Kenneth Schlesinger, Esq.

10.              Amendment. This Employment Agreement may not be amended orally in any manner or in writing without the written consent of the Company and the Executive. No provision of this Employment Agreement may be waived, delayed, modified, terminated or otherwise impaired without the prior written consent of the Company and the Executive.

11.              Applicable Law. The provisions of this Employment Agreement shall be construed in accordance with the internal laws of the State of Texas.

12.              Assignment; Successors and Assigns, etc. This Employment Agreement is a personal contract and Executive may not sell, transfer, assign, pledge or hypothecate his rights, interests and obligations hereunder. Except as otherwise herein expressly provided, this Employment Agreement shall be binding upon and shall inure to the benefit of Executive and his personal representatives and shall inure to the benefit of and be binding upon the Company and its successors and assigns.

13.              Enforceability. If any portion or provision of this Employment Agreement (including, without limitation, any portion or provision of any section of this Employment Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Employment Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Employment Agreement shall be valid and enforceable to the fullest extent permitted by law.

14.              Counterparts. This Employment Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile or .pdf signatures shall have the same force and effect as original signatures.

15.              Arbitration. All disputes and disagreements arising from, relating to, or otherwise connected with this Employment Agreement, the breach of this Employment Agreement, the enforcement, interpretation or validity of this Employment Agreement, or the employment relationship (including any wage claim, claim for wrongful termination, or any claim based upon any statute, regulation, or law, including those dealing with employment discrimination or retaliation, sexual harassment, civil rights, age, or disability) that the Company may have against you or that you may have against the Company, including the determination of the scope or applicability of this Employment Agreement to arbitrate, shall be settled by arbitration administered by the Judicial Arbitration and Mediation Services (“JAMS”) pursuant to its Comprehensive Arbitration Rules and Procedures applicable at the time the arbitration is commenced. A copy of the current version of the JAMS Rules will be made available to you upon request. The Rules may be amended from time to time and are also available online https://www.jamsadr.com/rules-employment-arbitration/. Arbitration shall take place in Dallas, Texas and shall be conducted before a single arbitrator selected by and in accordance with the rules and procedures of the JAMS. The decision of the arbitrator shall be final and binding on the parties. Judgment on any award may be entered in any court having competent jurisdiction, and application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The expenses of the arbitration (including any arbitrator fees) shall be borne equally by the Executive and the Company. Each of the parties shall bear the fees and expenses of its own legal counsel.

16.              Entire Agreement. This Employment Agreement and the agreements and instruments referred to herein embodies the entire agreement and understanding of the parties hereto in respect of the Executive’s employment with the Company contemplated by this Employment Agreement and supersedes all prior agreements, arrangements and understandings, oral or written, express or implied, between the parties with respect to such employment.

17.       Tax Matters.

(a)                Withholding. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b)                Section 409A Compliance.

(i)                 The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company or its subsidiaries be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(ii)               A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(iii)             To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, or the date prescribed herein for reimbursement, if earlier, (B) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv)              For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v)                Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

18.       Defined Terms. In addition to other terms defined herein, the following capitalized words and phrases shall have the meaning ascribed thereto below. Terms which are used, but not defined herein, shall have the meaning ascribed thereto by the Purchase Agreement.

“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Board” means the Board of Directors of Quest Resource Holding Corporation, the parent company of the Company.

“Code” means the Internal Revenue Code of 1986, as amended, and rules and regulations issued thereunder. References to any Section of the Code shall also refer to any successor provision thereto.

“Company” means Quest Resource Management Company, LLC.

“Disabled” means that Executive, by reason of any medically determinable physical or mental impairment, becomes unable to perform, with or without reasonable accommodation, the essential functions of his job for the Company hereunder and such incapacity has continued for a total of ninety (90) consecutive days or for any one hundred eighty (180) days in a period of three hundred sixty-five (365) consecutive days.

“Employment Term” means the period of the Executive’s employment under this Agreement. For the avoidance of doubt, Employment Term includes the Initial Term and any Extension Term.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Good Cause” for termination shall mean that Executive: (A) pleads “guilty” or “no contest” to or is indicted for or convicted of a felony under federal or state law or a crime under federal or state law which involves Executive’s fraud or dishonesty; (B) in carrying out his duties, engages in conduct that constitutes gross negligence or willful misconduct; (C) fails to reasonably perform the responsibilities of his position which are communicated to him; (D) engages in misconduct that causes material harm to the reputation of the Company or the Executive’s credibility and reputation no longer conform to the standard of the Company’s executives; or (E) materially breaches any term of this Employment Agreement or written policy of the Company, provided that for subsections (C) through (E), if the breach reasonably may be cured, Executive has been given at least thirty (30) days after Executive’s receipt of written notice of such breach from the Company to cure such breach. Whether or not such breach has been cured will be determined in the judgment of the Board acting in good faith.

“Good Reason” means, without the Executive’s express written consent and subject to the conditions set forth in this definition, the following:

(a)               the occurrence of any of the following events at any time:

(i)                 a breach by the Company of any provision of this Employment Agreement or the Purchase Agreement other than an isolated, insubstantial and inadvertent breach not occurring in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Executive;

(ii)              the reduction by the Company in the Executive’s Base Salary as in effect as of the date of this Agreement or as the same shall be increased from time to time other than as a result of an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Executive;

(iii)            a material reduction in the Executive’s annual bonus opportunity (including an adverse change in performance criteria or a decrease in the Executive’s ultimate target bonus opportunity); or

(iv)             the transfer of the Executive’s primary work location to a location that is more than twenty-five (25) miles from the Executive’s primary work location in Burlington, North Carolina.

Notwithstanding the foregoing, the occurrence of an event that would otherwise constitute Good Reason hereunder shall cease to be an event constituting Good Reason if the Executive fails to provide the Company with written notice of the occurrence of any of the foregoing within the 90-day period immediately following the date on which the Executive first becomes aware (or reasonably should have become aware) of the occurrence of such event.

“Green Remedies” means Green Remedies and Recycling, Inc., a North Carolina corporation.

“Initial Term” means the period of time commencing on the Commencement Date and continuing through the Earn-Out End Date.

“Multi-Family” means the Purchased Business acquired by the Company pursuant to the Purchase Agreement as it may be developed for the benefit of the Company by the Executive from time to time including the achievement of the Earnout.

“Person” means any individual, partnership, limited liability company, joint venture, corporation, company, firm, group or other entity.

“Purchase Agreement” means the Asset Purchase Agreement of even date herewith among the Company, Green Remedies, Alan Allred and Quest Resource Holding Corporation.

“Purchased Business” means the business of Green Remedies of providing solid waste management services on a brokerage and/or service basis for the commercial and community/multifamily housing markets in the United States of America.

“Termination” and any derivative of that term means the Executive’s separation from service with the Company (as defined in Section 409A of the Code).

“Termination Date” means the date of the Executive’s Termination.

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IN WITNESS WHEREOF, the Executive and the Company have executed this Employment Agreement as of the date first above written.

/s/ Alan Allred
Alan Allred

Quest Resource Management Company, LLC

By:	/s/ Laurie L. Latham
	Name:	Laurie L. Latham
	Title:	Chief Financial Officer, Senior Vice President and Secretary